Exhibit 99.1

Media Contact Dan Smith PAETEC (469) 341-3129 daniel.smith@paetec.com	Investor Contact Tom Morabito PAETEC (585) 340-5413 tom.morabito@paetec.com

FOR IMMEDIATE RELEASE

PAETEC Holding Corp. Releases Third Quarter 2008 Results

FAIRPORT, N.Y. (November 13, 2008) – PAETEC Holding Corp. (NASDAQ GS: PAET) today announced third quarter 2008 financial and operating results, which included:

•	Revenue of $406.1 million, which represented a 43.0% increase over third quarter 2007 revenue of $283.9 million;
•	Adjusted EBITDA* of $57.8 million, which represented a 7.4% increase over third quarter 2007 adjusted EBITDA of $53.8 million;
•	Net loss, including a preliminary non-cash goodwill impairment charge of $340 million, of $(355.8) million compared to a net loss of $(5.1) million for third quarter 2007;
•	Net cash provided by operating activities of $24.8 million for third quarter 2008 compared to $39.5 million for the 2007 quarter;
•	Free cash flow* of $26.4 million, which represented the 23rd consecutive quarter in which PAETEC or its predecessor generated positive free cash flow; and
•	An increase of 52.8% in the number of access line equivalents in service, from 2.92 million as of December 31, 2007 to 4.47 million as of September 30, 2008.

* Neither adjusted EBITDA nor free cash flow is a measurement of financial performance under accounting principles generally accepted in the United States. Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net income (loss) before interest expense, provision for (benefit from) income taxes, depreciation and amortization, stock-based compensation, loss on extinguishment of debt, integration/restructuring costs, impairment charge and, with respect to pro forma adjusted EBITDA, sales and use tax charge. Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). See the accompanying tables for additional information as to PAETEC’s reasons for including these measures, for a quantitative reconciliation of adjusted EBITDA to net income (loss), as net income (loss) is calculated in accordance with generally accepted accounting principles, and for a quantitative reconciliation of free cash flow to net cash provided by (used in) operating activities, as net cash provided by (used in) operating activities is calculated in accordance with generally accepted accounting principles.

In commenting on the quarter, PAETEC Chairman and CEO, Arunas A. Chesonis, said, “Third quarter results came in as expected in light of the difficult macroeconomic environment. We continue to be encouraged by solid new sales, strength in our data offerings, and our overall positioning as a leading communications alternative to the incumbent operators. Our financial position remains strong, and PAETEC continues to take the necessary steps to better align its business to the current operating environment.”

During the third quarter 2008, PAETEC recorded a preliminary non-cash goodwill impairment charge of $340 million following its consideration of various factors, including a decline in the market price of PAETEC’s common stock and continued adverse conditions in the financial markets and the general economy. PAETEC will record any adjustments to the preliminary charge during fourth quarter 2008.

Quarterly Results

Total revenue for third quarter 2008 increased 43.0% to $406.1 million from $283.9 million for third quarter 2007, principally due to the addition of the operating results of McLeodUSA Incorporated, which PAETEC acquired on February 8, 2008.

Network services revenue, which accounted for 78.7% of third quarter 2008 total revenue, increased 36.9% year-over-year to $319.7 million. In addition to the inclusion of McLeodUSA’s operations for the 2008 third quarter, network services revenue in the 2008 quarter benefited from growth in PAETEC’s Dynamic IP, MPLS VPN, and network security products. Growth of the network services business on a year-over-year basis, as in second quarter 2008 compared to second quarter 2007, was tempered primarily by slower growth in billable minutes of use, pressure on carrier access, and an increase in disconnects.

Carrier services represented 17.3% of total revenue for third quarter 2008 and grew 75.2% year-over-year to $70.3 million, largely reflecting the addition of McLeodUSA’s carrier operations, which historically have generated a higher percentage of McLeodUSA’s total revenue than the percentage of total revenue generated by legacy PAETEC’s carrier services business. PAETEC believes that the adverse economic environment may have contributed to usage-related pressure experienced by the carrier services business and related softness in access revenues. The year-over-year comparisons have also been impacted by the loss of some wireless customers that occurred prior to third quarter 2008 primarily due to consolidation in the wireless industry.

Integrated solutions accounted for the remaining 4.0% of third quarter 2008 revenue, increasing 58.5% over third quarter 2007 to $16.1 million. The addition of the results of Allworx Corp., which PAETEC acquired during the fourth quarter of 2007, contributed $2.9 million to the increase.

Adjusted EBITDA for third quarter 2008 increased 7.4% to $57.8 million over adjusted EBITDA of $53.8 million for third quarter 2007. Adjusted EBITDA margin, which represents adjusted EBITDA as a percentage of total revenue, decreased to 14.2% from 19.0% for third quarter 2007. The decreased margin was largely attributable to the addition of lower-margin McLeodUSA and Allworx revenues for the 2008 quarter, as well as to an increase in network spending on enhancements to the data network, expansion of the network in service areas including Massachusetts and Maine, and higher SG&A expenses resulting from the acquisitions.

The net loss for third quarter 2008 of $(355.8) million, compared to net loss of $(5.1) million for third quarter 2007, largely reflected the preliminary non-cash goodwill impairment charge of $340 million recorded for the 2008 quarter. The actual impairment loss, once determined by the company, may differ significantly from this estimate. Any adjustment to this estimated impairment loss based on the completion of the measurement of the impairment loss will be recognized in fourth quarter 2008. Such a charge would be non-cash and would not directly affect liquidity. Depreciation and amortization increased from $35.2 million for third quarter 2007 to $53.4 million for third quarter 2008, principally due to the addition of McLeodUSA results. Integration and restructuring costs of $3.8 million also contributed to the 2008 quarter’s net loss.

Pro Forma Quarterly Comparison

The following pro forma results for third quarter 2007 and third quarter 2008 give effect to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of 2007 and 2008. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the acquisition had been completed as of the dates indicated, nor do the pro forma results intend to be a projection of results that may be obtained in the future.

Pro forma total revenue of $406.1 million for third quarter 2008 represented an increase of 0.4% over pro forma total revenue of $404.4 million for third quarter 2007. Pro forma adjusted

EBITDA of $57.8 million for third quarter 2008 represented a decrease of 9.9% from pro forma adjusted EBITDA of $64.1 million for third quarter 2007. Pro forma adjusted EBITDA margin was 14.2% for third quarter 2008 compared to pro forma adjusted EBITDA margin of 15.9% for third quarter 2007. The positive effects of continued operating leverage of PAETEC’s network and employee base, as well as synergies related to the McLeodUSA acquisition, were offset by increased network-related expenses as a percentage of total revenue, as noted above. While SG&A expenses met expectations and declined 0.9% year over year on a pro forma basis, cost of sales increased $8.9 million year over year, resulting in a decline in gross margin from 51.9% in third quarter 2007 to 49.9% in third quarter 2008. The higher cost of sales reflected, among other factors, costs incurred in connection with an increase in equipment sales, an upgrade in PAETEC’s Southeast data network, continuing efforts to disconnect underutilized facilities which were not completed until the latter portion of third quarter 2008, and an increase in lower margin wholesale traffic.

Pro forma net loss was $(355.8) million for third quarter 2008 compared to pro forma net loss of $(18.0) million for third quarter 2007. The increase in pro forma net loss was largely attributable to the preliminary non-cash goodwill impairment charge discussed above. Pro forma depreciation and amortization decreased from $63.8 million in third quarter 2007 to $53.4 million in third quarter 2008. Pro forma interest expense of $18.2 million for third quarter 2008 represented a decrease of 7.2% from pro forma interest expense of $19.7 million for third quarter 2007, due to the repayment of the more expensive McLeodUSA senior notes.

Capital Expenditures

Capital expenditures for third quarter 2008 increased 70.8% to $31.3 million, or 7.7% of total revenue, from $18.3 million, or 6.5% of total revenue, for third quarter 2007. On the same quarterly pro forma basis described above to give effect to the McLeodUSA results from the beginning of each fiscal year, pro forma capital expenditures increased 4.5% to $31.3 million, or 7.7% of pro forma total revenue, from $30.0 million, or 7.4% of pro forma total revenue, for third quarter 2007, mainly due to the timing of certain investments.

Cash Balance and Cash Flows

PAETEC had a cash balance of $72.2 million at September 30, 2008, compared to the June 30, 2008 balance of $84.0 million. As indicated above, for third quarter 2008, PAETEC achieved net cash provided by operating activities of $24.8 million and free cash flow of $26.4 million.

Indebtedness

At September 30, 2008, $581.2 million was outstanding under PAETEC’s senior credit facility term loans, which have a maturity date of February 28, 2013. Before their maturity, PAETEC is required to make scheduled principal payments of $6 million annually on the term loans. At the end of third quarter 2008, PAETEC was well within the sole financial maintenance covenant in its credit facility, which provides for a maximum permissible ratio of consolidated debt (defined as consolidated debt less cash on hand in excess of $20 million) to consolidated EBITDA (as defined) of 5.00:1.00. During third quarter 2008, PAETEC reduced the principal on its term loans by $1.5 million.

At September 30, 2008, PAETEC had outstanding $300 million principal amount of 9.5% senior notes due 2015. The senior notes have no financial maintenance covenants.

On October 15, 2008, as previously reported, PAETEC drew down the full $50 million principal amount of loans available under its revolving credit facility. There are no scheduled principal payments under the revolving loans. Any outstanding revolving loans will be payable in full on the revolving loan maturity date of February 28, 2012.

To hedge interest rate exposure under its term loans, PAETEC currently has $400 million in active swaps, with $175 million maturing April 30, 2009 and $225 million maturing June 30, 2009. The blended all-in-rate for the debt covered by the current swaps is now 7.9%. On November 12, 2008, PAETEC executed a $400 million forward swap to replace the existing swaps as they mature on April 30 and June 30, 2009, respectively. The new $400 million two-year swap will mature on June 30, 2011 and the debt covered by these new swaps will carry a blended all-in-rate of 5.3%. Once the new swap becomes fully effective on June 30, 2009, PAETEC believes its annual interest expense will be reduced by approximately $10 million.

Common Stock Repurchase Program

As previously reported, PAETEC repurchased shares of common stock for an aggregate price of approximately $8.5 million in the third quarter 2008. A total of approximately 2.5 million shares were repurchased. PAETEC made these purchases under its previously announced program to repurchase up to $30 million of common stock through August 2009, subject to conditions. PAETEC ended third quarter 2008 with 144.0 million common shares outstanding.

Full Year 2008 Outlook

“Our third quarter results came in as expected, and we are reaffirming our guidance for the remainder of 2008,” said Keith Wilson, PAETEC’s Chief Financial Officer. “With the drawdown of our revolver, we currently have a cash position of over $130 million, we are generating significant free cash flow, and we do not have any substantial term debt due until 2013. We remain very comfortable in terms of our overall financial strength.”

The table below indicates PAETEC’s total revenue, adjusted EBITDA, and capital expenditure expectations on both an actual basis and on a pro forma basis as if the McLeodUSA acquisition had occurred on January 1, 2008, instead of on February 8, 2008.

FY 2008
($ in millions)	FY 2008 (actual)	FY 2008 (pro forma)
Total Revenue	$1,545 to $1,585	$1,600 to $1,640
Adjusted EBITDA	$224 to $249	$230 to $255
Capital Expenditures	$122 to $147	$125 to $150

Conference Call

PAETEC will host a conference call to discuss the third quarter 2008 results today at 8:30 a.m. ET.

Conference Call details are as follows:

Call Date:	Nov. 13, 2008

Call Time:	8:30 a.m. ET

US/Canada Dial in:	(800) 322-2803

International	(617) 614-4925

Passcode:	13167892

Webcast: www.paetec.com or click here.

Replay details are as follows:

Replay Dates:	Nov. 13, 2008, 10:30 a.m., through Nov. 27, 2008

US/Canada Replay Dial in:	(888) 286-8010

International Replay Dial in	(617) 801-6888

Replay Passcode:	48908214

Replay Webcast: www.paetec.com or click here.

Forward-Looking Statements

Except for statements that present historical facts, this release contains “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. In some cases, you can identify these statements by such forward-looking words as “anticipate,” “believe,” “could,” “estimate,” “expect,” “intend,” “may,” “plan,” “potential,” “should,” “will” and “would,” or similar expressions. These statements, which include forecasts of total revenue, adjusted EBITDA, capital expenditures and acquisition-related synergies and cost savings, involve known and unknown risks, uncertainties and other factors that may cause PAETEC’s actual operating results, financial position, levels of activity or performance to be materially different from those expressed or implied by such forward-looking statements. Some of these risks, uncertainties and factors are discussed under the caption “Risk Factors” in PAETEC’s 2007 Annual Report on Form 10-K and in PAETEC’s subsequently filed SEC reports. They include, but are not limited to, the following risks, uncertainties and other factors: general economic conditions and trends; PAETEC’s ability to integrate the business and operations of US LEC Corp. and McLeodUSA Incorporated; PAETEC’s ability to implement its acquisition strategy; PAETEC’s ability to manage its business effectively; PAETEC’s ability to attract and retain qualified personnel and sales agents; the continued availability of necessary network elements at acceptable cost from competitors; competition in the markets in which PAETEC operates; changes in regulation and the regulatory environment; industry consolidation; failure to obtain and maintain network permits and rights-of-way; failure to adapt product and service offerings to changes in customer preferences and in technology; PAETEC’s involvement in disputes and legal proceedings; effects of network failures, system breaches, natural catastrophes and other service interruptions; PAETEC’s ability to maintain and enhance its back office systems; future sales of PAETEC’s common stock in the public market and PAETEC’s ability to raise capital in the future; and interest rate risks and compliance with covenants under PAETEC’s debt agreements. PAETEC disclaims any obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

About PAETEC

PAETEC (NASDAQ GS: PAET) is personalizing business communications for medium-sized and large businesses, enterprise organizations, and institutions across the United States. We offer a comprehensive suite of IP, voice, data and Internet services, as well as enterprise communications management software, network security solutions, CPE, and managed services. For more information, visit www.paetec.com.

PAETEC Holding Corp. and Subsidiaries

Condensed Consolidated Statements of Operations

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
REVENUE:
Network services revenue	$319,668	$233,590	$922,853	$620,038
Carrier services revenue	70,305	40,138	199,928	104,929
Integrated solutions revenue	16,100	10,156	47,360	27,403

TOTAL REVENUE	406,073	283,884	1,170,141	752,370
COST OF SALES (exclusive of operating items shown separately below)	203,352	133,422	581,443	353,585
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of operating items shown separately below and inclusive of stock-based compensation)	149,703	100,419	428,337	271,952
IMPAIRMENT CHARGE	340,000	—	340,000	—
INTEGRATION/RESTRUCTURING COSTS	3,800	906	7,225	2,741
DEPRECIATION AND AMORTIZATION	53,357	35,205	145,543	69,290

(LOSS) INCOME FROM OPERATIONS	(344,139)	13,932	(332,407)	54,802
LOSS ON EXTINGUISHMENT OF DEBT	—	4,277	—	14,111
OTHER EXPENSE (INCOME), net	259	(1,371)	(265)	(3,464)
INTEREST EXPENSE	18,243	17,964	54,783	51,001

LOSS BEFORE INCOME TAXES	(362,641)	(6,938)	(386,925)	(6,846)
BENEFIT FROM INCOME TAXES	(6,853)	(1,846)	(13,463)	(1,875)

NET LOSS	$(355,788)	$(5,092)	$(373,462)	$(4,971)

Net cash provided by operating activities			$71,529	$50,514
Net cash used in investing activities			$(195,994)	$(282,060)
Net cash provided by financing activities			$84,032	$290,142

PAETEC Holding Corp. and Subsidiaries

Adjusted EBITDA Reconciliation

(in thousands)

Adjusted EBITDA, as defined by PAETEC for the periods presented, represents net loss before depreciation and amortization, interest expense, benefit from income taxes, stock-based compensation, impairment charge, loss on extinguishment of debt, integration/restructuring costs, and with respect to pro forma adjusted EBITDA, sales tax and use charge. PAETEC’s adjusted EBITDA is not a financial measurement prepared in accordance with United States generally accepted accounting principles, or “GAAP.” Adjusted EBITDA is used by PAETEC’s management, together with financial measurements prepared in accordance with GAAP such as revenue and cash flows from operations, to assess PAETEC’s historical and prospective operating performance. Management uses adjusted EBITDA to enhance its understanding of PAETEC’s core operating performance, which represents management’s views concerning PAETEC’s performance in the ordinary ongoing and customary course of its operations. Management also uses this measure to evaluate PAETEC’s performance relative to that of its competitors. See “Management’s Discussion and Analysis of Financial Condition and Results of Operations-Overview-Adjusted EBITDA Presentation” in our Annual Report on Form 10-K for our 2007 fiscal year for additional information regarding management’s reasons for including adjusted EBITDA data and for material limitations with respect to the usefulness of this measurement. The table below sets forth, for the periods indicated, a reconciliation of adjusted EBITDA to net loss, as net loss is calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Net loss	$(355,788)	$(5,092)	$(373,462)	$(4,971)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	53,357	35,205	145,543	69,290
Interest expense, net of interest income	18,147	16,590	53,751	47,502
Benefit from income taxes	(6,853)	(1,846)	(13,463)	(1,875)

EBITDA	(291,137)	44,857	(187,631)	109,946

Stock-based compensation	5,125	3,777	17,838	13,662
Impairment charge	340,000	—	340,000	—
Loss on extinguishment of debt	—	4,277	—	14,111
Integration/restructuring costs	3,800	906	7,225	2,741

Adjusted EBITDA	$57,788	$53,817	$177,432	$140,460

PAETEC Holding has omitted a quantitative reconciliation of the forecasted 2008 adjusted EBITDA amount included in this release to forecasted 2008 net (loss) income, because forecasted 2008 net (loss) income cannot be calculated with reasonable accuracy until, among other matters, PAETEC Holding finalizes adjustments under the purchase method of accounting for the McLeodUSA merger and completes its impairment assessment. The manner in which items are finalized may have a material effect on PAETEC Holding’s net (loss) income for 2008.

PAETEC Holding Corp. and Subsidiaries

Free Cash Flow Calculation and Reconciliation

(in thousands)

Free cash flow, as defined by PAETEC, consists of adjusted EBITDA less capital expenditures (purchases of property and equipment). Free cash flow, as defined by PAETEC, is not a financial measurement prepared in accordance with GAAP.

PAETEC has included data with respect to free cash flow because its management believes free cash flow provides a measure of the cash generated by the Company’s operations before giving effect to non-cash accounting charges, changes in operating assets and liabilities, acquisition-related items, tax items and similar items that do not directly relate to the day-to-day cash expenses of the Company’s operations, and after giving effect to application of capital expenditures. PAETEC’s management uses free cash flow to monitor the effect of the Company’s daily operations on its cash reserves and its ability to generate sufficient cash flow to fund PAETEC’s scheduled debt maturities and other financing activities, including potential refinancings and retirements of debt, and other cash items.

PAETEC’s management believes that consideration of free cash flow should be supplemental, however, because free cash flow has limitations as an analytical financial measure. These limitations include the following:

•

free cash flow does not reflect PAETEC’s cash expenditures for scheduled debt maturities and other fixed obligations, such as capital leases, vendor financing arrangements and the other cash items excluded from free cash flow;

•	free cash flow may be calculated in a different manner by other companies in PAETEC’s industry, which limits its usefulness as a comparative measure.

PAETEC’s management compensates for these limitations by relying primarily on PAETEC’s results under GAAP to evaluate its operating performance and by considering independently the economic effects of the foregoing items that are not reflected in free cash flow. As a result of these limitations, free cash flow should not be considered as an alternative to net cash provided by operating activities, investing activities, financing activities or changes in cash and cash equivalents as calculated in accordance with GAAP, nor should it be used as a measure of the amount of cash available for debt service or for the payment of dividends or other discretionary expenditures.

Following is a reconciliation of free cash flow to net cash provided by operating activities, as net cash provided by operating activities is calculated in accordance with GAAP:

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Adjusted EBITDA (see previous page)	$57,788	$53,817	$177,432	$140,460
Purchases of property and equipment	31,344	18,349	87,425	52,196

Free cash flow, as defined	26,444	35,468	90,007	88,264
Purchases of property and equipment	31,344	18,349	87,425	52,196
Interest expense, net of interest income	(18,147)	(16,590)	(53,751)	(47,502)
Other	167	(857)	515	(944)
Loss on extinguishment of debt	—	—	—	(2,000)
Integration/restructuring costs	(3,800)	(906)	(7,225)	(2,741)
Amortization of debt issuance costs	514	477	1,548	1,482
Amortization of debt discount	273	—	732	—
Changes in operating assets and liabilities	(11,957)	3,600	(47,722)	(38,241)

Net cash provided by operating activities	$24,838	$39,541	$71,529	$50,514

PAETEC Holding Corp. and Subsidiaries

Selected Financial and Operating Data

	As of September 30, 2008	As of December 31, 2007
Financial Data (in thousands):
Cash and cash equivalents	$72,168	$112,601
Accounts receivable, net	$208,953	$147,343
Property and equipment, net	$680,321	$312,032

Accounts payable	$76,736	$65,561
Other accrued expenses	$108,132	$92,598
Current portion of long-term debt and capital lease obligations	$8,615	$5,040
Long-term debt and capital lease obligations	$874,097	$790,517

Operating Data

Geographic markets served	79	53

Number of switches deployed	118	65

Total digital T1 transmission lines installed	164,961	119,987

Total access line equivalents installed *	4,468,213	2,923,381

Total employees	3,914	2,432

*	Includes Plain Old Telephone Service (“POTS”)

PAETEC Holding Corp. and Subsidiaries

Pro Forma Condensed Consolidated Statements of Operations

(Based on combination of historical results of PAETEC, US LEC, and McLeodUSA) (1)

(in thousands)

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
TOTAL REVENUE	$406,073	$404,362	$1,224,452	$1,201,387
COST OF SALES (exclusive of operating items shown separately below)	203,352	194,431	609,447	586,519
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES (exclusive of operating items shown separately below and inclusive of stock-based compensation)	149,703	150,998	449,426	446,631
IMPAIRMENT CHARGE	340,000	—	340,000	—
INTEGRATION/RESTRUCTURING COSTS	3,800	2,382	12,262	5,912
SALES TAX AND USE CHARGE	—	—	11,995	—
DEPRECIATION AND AMORTIZATION	53,357	63,787	156,737	170,876

LOSS FROM OPERATIONS	(344,139)	(7,236)	(355,415)	(8,551)
LOSS ON EXTINGUISHMENT OF DEBT	—	4,277	—	14,111
OTHER EXPENSE (INCOME), net	259	(1,943)	(210)	(3,647)
INTEREST EXPENSE	18,243	19,664	55,412	59,100

LOSS BEFORE INCOME TAXES	(362,641)	(29,234)	(410,617)	(78,115)
BENEFIT FROM INCOME TAXES	(6,853)	(11,255)	(19,985)	(30,074)

NET LOSS	$(355,788)	$(17,979)	$(390,632)	$(48,041)

(1)	The pro forma results for the three and nine month periods ended September 30, 2008 and 2007, respectively, give effect to PAETEC’s acquisition of US LEC as if it had occurred on January 1, 2007, and to PAETEC’s acquisition of McLeodUSA as if it had occurred at the beginning of each fiscal year presented. The pro forma information is not necessarily indicative of what the combined companies’ results of operations actually would have been if the mergers had been completed on the dates indicated.

The table below sets forth, for the periods indicated, a reconciliation of pro forma adjusted EBITDA to pro forma net loss, calculated in accordance with GAAP based on the combination of historical results of PAETEC Holding and its predecessor, US LEC and McLeodUSA for such periods.

	Three Months Ended September 30,		Nine Months Ended September 30,
	2008	2007	2008	2007
Pro Forma:
Net loss	$(355,788)	$(17,979)	$(390,632)	$(48,041)
Add back non-EBITDA items included in net loss:
Depreciation and amortization	53,357	63,787	156,737	170,876
Interest expense, net of interest income	18,147	17,718	54,431	55,454
Benefit from income taxes	(6,853)	(11,255)	(19,985)	(30,074)

Pro Forma EBITDA	(291,137)	52,271	(199,449)	148,215

Stock-based compensation	5,125	5,184	18,181	21,114
Impairment charge	340,000	—	340,000	—
Loss on extinguishment of debt	—	4,277	—	14,111
Sales and use tax charge	—	—	11,995	—
Integration/restructuring costs	3,800	2,382	12,262	5,912

Pro Forma Adjusted EBITDA	$57,788	$64,114	$182,989	$189,352

Purchases of property and equipment	$31,344	$30,004	$90,367	$93,503